Exhibit 10.3

VENOCO, INC.

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

Amendment No. 2

THIS AMENDMENT No. 2 to the Venoco, Inc. (the “Company”) Amended and Restated 2005 Stock Incentive Plan (the “Plan”) is dated November 17, 2008 to amend the Plan in the following respects.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has the authority to amend the Plan pursuant to Sections 3 and 12 of the Plan;

WHEREAS, the Committee desires to amend the Plan to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, so as to avoid additional taxes and interest under that section for participants in the Plan;

WHEREAS, the Committee desires to make certain other amendments deemed necessary or advisable to maintain compliance with applicable laws, rules and regulations.

NOW THEREFORE, the Committee hereby amends the Plan in the following respects:

1.                                      Conformance to Section 409A of the Code.  Effective as of the date written above, Section 3(e) is deleted in its entirety and replaced with the following:

“Conformance to Section 409A of the Code. If, at any time, tax advisors to the Company determine that the terms of any outstanding Stock Award result in additional tax or interest to the holder under Section 409A of the Code, the Board or the Committee shall have the authority to enter into an amendment of such Stock Award, consistent with this Plan, that is designed to avoid such additional tax or interest. If any Stock Award constitutes deferred compensation within the meaning of Section 409A of the Code, any acceleration of the payment of such Stock Award upon a Change of Control as provided under this Plan shall occur only if the Change of Control constitutes, in the good-faith determination of the Board or the Committee, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code. If any other payment under this Plan constitutes deferred compensation within the meaning of Section 409A of the Code and if the Plan fails to satisfy the requirements of Section 409A(a)(2), (3) or (4) of the Code with respect to such payment, such provision shall be operated in a manner that, in the good-faith determination of the Board or the Committee, seeks to bring the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision.”

2.                                      Restricted Stock Dividends.  Effective as of the date written above, the following sentence shall be added to the end of Section 7(b):

“A stock appreciation right shall not be substituted for a previously granted Stock Award unless counsel advises that the stock appreciation right will not likely provide for the deferral of compensation under Section 409A of the Code.”

3.                                      Restricted Stock Dividends.  Effective as of the date written above, Section 10(e)(ii) is deleted in its entirety and replaced with the following:

“Restricted Stock. Unless otherwise provided in and upon the terms and conditions in the Stock Award Agreement governing an award of restricted stock, a Participant shall have the right to receive all dividends and other distributions paid or made respecting such restricted stock.  All dividends declared with respect to a Participant’s Restricted Stock shall be paid to such Participant not later than March 15 following the calendar year in which the dividends are declared.”

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 2 to the 2005 Amended and Restated Stock Incentive Plan as of the date first indicated above.

VENOCO, INC.
A Delaware corporation

/s/ Timothy M. Marquez
By:	Timothy M. Marquez
Its:	Chief Executive Officer